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EXHIBIT 99.1


[freerealtime.com logo]

FOR IMMEDIATE RELEASE

http://www.freerealtime.com/

                     Contact: Michael Neufeld (949) 916-4100

          FREEREALTIME.COM ANNOUNCES IT WILL FOLLOW MODIFIED REPORTING
         REQUIREMENTS DURING PENDANCY OF ITS REORGANIZATION AND REPORTS
             UNAUDITED FINANCIALS FOR THE YEAR ENDED MARCH 31, 2001

         ALISO VIEJO, CA, JULY 2, 2001 - As previously reported, on April 24, 2001, FreeRealTime.com, Inc. ("FreeRealTime") (OTC: FRTI.OB) filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California. Freerealtime's wholly-owned subsidiary Freerealtime.com-Canada was included in the petition. Freerealtime's other subsidiaries were not included in the petition (i.e. RedChip.com, Inc.; RedChip Review, Inc.; RedChip Partners, Inc.; RedChip Online, Inc.; and Digital Offering, Inc.) Since the April 24, 2001 petition date, Freerealtime has operated as a debtor in possession and is in compliance with all bankruptcy reporting requirements.

         Since the petition date, Freerealtime has been principally engaged in dealing with bankruptcy-related matters, and, together with its outside advisors, has been formulating a reorganization plan. The plan incorporates various cost reduction strategies, asset sales, and new revenue lines. Freerealtime also plans to explore opportunities to sell its various businesses as a whole. Freerealtime has significantly reduced its staff, and its remaining management and employees now devote a significant portion of their time to developing and implementing Freerealtime's reorganization plan, and to administering the bankruptcy proceeding, including assembling various reports that are required to be filed periodically with the Bankruptcy Court and the Office of the United States Trustee.

         The burden on Freerealtime resulting from the need to focus on reorganization-related matters, as well as to preserve capital, no longer permits for allocating limited financial and human resources to the preparation of a Form 10-K or the cost of an audit. Traditional reporting costs in complying with the Securities Exchange Act would detract from serving its stakeholders' best interests and would utilize limited capital currently available for the execution of the reorganization plan.

         As a result of the above, Freerealtime has notified the Securities and Exchange Commission that it will follow the modified reporting procedure pursuant to Staff Legal Bulletin No. 2 (1997) in lieu of filing the periodic reports required under the Securities Exchange Act of 1934, as amended. Freerealtime intends to file with the Securities and Exchange Commission, under cover of a Form 8-K, copies of its Monthly Operating Reports within 15 calendar days following their submission to the Bankruptcy Court and the United States Trustee. This modified reporting procedure will replace the periodic reports required under the Securities Exchange Act. Freerealtime believes that the modified reporting requirements will best serve the interests of its creditors and stockholders.
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UNAUDITED EARNINGS FOR THE YEAR ENDED MARCH 31, 2001

         On June 29, 2001, Freerealtime reported its unaudited financial results for the fiscal year ended March 31, 2001, as follows. For the year ended March 31, 2001 revenues increased by 27% over the prior year to $9.13 million from $7.20 million. Gross profit increased by 86% over the prior year to $3.15 million from $1.6 million. Gross margin improved to 35% in the current year as compared to 23% in the prior year. Net loss for the current year, before goodwill impairment and other non-cash and non-recurring charges, was $8.76 million as compared to $3.03 million in the prior year. Net loss for the current year was $28.52 million (including $19.76 million of goodwill impairment and other non-cash and non-recurring charges), or $2.13 per diluted share on 13.34 million weighted-average shares outstanding, as compared to $4.38 million, or $0.69 per diluted share on 6.39 million weighted-average shares outstanding in the prior year.

         Revenue for the fourth quarter ended March 31, 2001 was $1.63 million as compared to $2.73 million in the comparable quarter a year ago, a decline of 40%. Net loss for the fourth quarter was $20.38 million (including goodwill impairment and other non-cash and non-recurring charges of $17.10 million), or $1.34 loss per diluted share on 15.23 million weighted-average shares outstanding, as compared to a net loss in the comparable quarter a year ago of $323,000, or $0.05 loss per diluted share on 6.9 million weighted-average shares outstanding.

         Except for the historical information contained herein, this press release includes forward looking statements which are subject to a number of risks and uncertainties, including the risks and uncertainties associated with rapidly changing technologies such as the Internet, the risks of technology development and the risks of competition. Actual results could differ materially. For more information about these risks and uncertainties, see the SEC filings of FreeRealTime.com, Inc.



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